Exhibit 5

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212-450-4000 tel 212-701-4800 fax

September 29, 2009

Artio Global Investors Inc.
330 Madison Ave.
New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Artio Global Investors Inc., a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 9,700,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Shares”), which are to be issued under the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Plan”).

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when such Class A Shares have been duly issued and delivered in accordance with the terms and conditions of the Plan, the Class A Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP